Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Tomorrow, Wednesday, March 16, 2011 at 9:00 AM ET
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
The replay will be available on the Internet for 90 days.
Dial-in number:	800 909 5034 (no pass code required)

Ballantyne Q4 EPS Rose to $0.16 from $0.00 in Q4 ‘09

on 140% Increase in Net Revenues to a Record $45.3 Million

- FY ‘10 EPS Rose 293% to $0.59 as Net Revenues Rose 89% to a Record $136.3 Million -

OMAHA, Nebraska (March 15, 2011) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the fourth quarter (Q4) and year ended December 31, 2010.

Fourth Quarter Results

Ballantyne Strong’s net revenues rose 140% to $45.3 million, its third consecutive record quarter, as the Company achieved across-the-board, significant increases in sales of digital cinema projection equipment, cinema screens and digital cinema services.  Ballantyne’s net earnings were $2.3 million, or $0.16 per diluted share, compared to a break-even quarter a year ago.

Sales of digital products rose more than five-fold to $33.3 million, compared to $6.4 million a year-ago as strong demand continued in the Americas and China given the ongoing global industry transformation to digital cinema.  Ballantyne’s cinema screen equipment rose 203% to $5.9 million during Q4, reflecting continuing demand for digital 3D-compatible screens.  The Company’s cinema services revenue grew to $2.6 million, from $1.1 million a year-ago.

Consolidated gross profit increased 126% to $8.0 million, or 17.7% of net revenues, compared to gross profit of $3.5 million, or 18.8% of net revenues in Q4 ‘09.  The expected decline in gross profit margin reflects increased digital projection equipment sales, which carry lower margins than the majority of Ballantyne’s other products and services.  SG&A was $4.3 million, compared to $3.2 million in Q4 ‘09, but these expenses dropped significantly to 9.4% of net revenues during the quarter, versus 17.2% in Q4 ‘09.

2010 Results

Net revenues rose 89.0% to $136.3 million, an all-time annual record, compared to $72.1 million a year ago.  Gross profit improved 68.0% to $24.7 million, or 18.1% of net revenues, compared to gross profit of $14.7 million, or 20.4% of 2009 net revenues.  Net earnings amounted to $8.4 million, or $0.59 per diluted share, compared to net earnings of $2.1 million, or $0.15 per diluted share in 2009.

Balance Sheet Update

Ballantyne concluded 2010 with $22.3 million in cash and cash equivalents, compared to $23.6 million at December 31, 2009.  The Company generated cash flow from operations of $3.6 million in 2010.  Ballantyne incurred capital expenditures of $6.8 million during the year ended December 31, 2010, including $5.8 million for the recently completed purchase and expansion of its ISO:9001 cinema screen manufacturing facility and $0.5 million for the construction and installation of the Company’s state-of-the-art Digital Network Operations Center (NOC), completed October 2010.  The NOC is providing 24/7 remote monitoring for digital projection equipment as well as non-cinema digital systems, located around the globe.

Commenting on the record results, President and CEO Gary L. Cavey stated, “Ballantyne achieved very strong fourth quarter and full-year operating results as we continued to capitalize on our role as a one-stop provider of digital cinema products and related services.  Q4 results were paced by continued high demand for our digital projection equipment throughout the Americas and Asia — especially in China — where they continue building new digital theatres at a very rapid pace.  The Company’s cinema screens and services businesses also posted a solid quarter and noteworthy twelve-month performances.

“We remain uniquely well positioned to benefit from the substantial service opportunities that the unprecedented, worldwide digital conversion activity is fostering.  We are also actively seeking creative ways to further deploy Ballantyne’s cutting-edge NOC services and continuing our search for potential M&A opportunities that complement our strategy and cinema industry relationships and expertise.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net revenues	$45,318,890	$18,847,561	$136,334,617	$72,145,757
Cost of revenues	37,315,083	15,302,474	111,596,028	57,413,724
Gross profit	8,003,807	3,545,087	24,738,589	14,732,033

Selling & administrative expenses:
Selling	1,542,236	959,039	3,822,494	2,914,019
General & administrative	2,715,756	2,274,321	9,068,557	8,147,861
Total SG&A expenses	4,257,992	3,233,360	12,891,051	11,061,880
Gain (loss) on disposal or transfer of assets	(27,535)	(15,197)	150,657	(16,911)
Income from operations	3,718,280	296,530	11,998,195	3,653,242

Interest income	3,286	6,300	20,873	87,203
Interest expense	(18,770)	(7,759)	(45,890)	(33,316)
Equity in income (loss) of Joint Venture	(220,898)	(252,440)	581,495	(889,997)
Other expense, net	(55,946)	(37,326)	(163,224)	(67,156)
Earnings before income taxes	3,425,952	5,305	12,391,449	2,749,976
Income tax (expense) benefit	(1,090,181)	46,477	(3,957,996)	(679,458)
Net earnings	$2,335,771	$51,782	$8,433,453	$2,070,518

Earnings per share
Basic	$0.16	$0.00	$0.60	$0.15
Diluted	$0.16	$0.00	$0.59	$0.15

Weighted average shares outstanding:
Basic	14,233,306	14,022,132	14,163,088	14,002,985
Diluted	14,420,154	14,204,659	14,371,430	14,161,255

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	Dec. 31, 2010	Dec. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$22,250,154	$23,589,025
Restricted cash	208,855	442,766
Accounts receivable, net	16,379,492	8,877,980
Unbilled revenue	7,057,331	1,894,075
Inventories, net	27,940,237	12,987,048
Recoverable income taxes	4,930	1,850,699
Deferred income taxes	2,127,911	1,943,679
Consignment inventory	662,795	486,527
Other current assets	2,780,517	667,592
Total current assets	79,412,222	52,739,391
Investment in joint venture	2,070,576	2,216,638
Property, plant and equipment, net	9,750,047	3,612,935
Intangible assets, net	700,888	1,103,128
Other assets	22,000	17,257
Deferred income taxes	75,698	520,951
Total assets	$92,031,431	$60,210,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,751,310	$9,768,896
Other accrued expenses	3,889,836	3,623,143
Customer deposits	2,849,555	2,295,946
Income tax payable	1,520,769	1,246,247
Total current liabilities	39,011,470	16,934,232
Deferred income taxes	266,439	274,977
Other accrued expenses, net of current portion	376,703	483,425
Total liabilities	39,654,612	17,692,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000,000 shares; issued 16,453,140 shares at 12/31/10 and 16,283,676 shares at 12/31/09	164,531	162,836
Additional paid-in capital	36,241,154	35,332,787
Accumulated other comprehensive income (loss):
Foreign currency translation	259,833	(286,086)
Minimum pension liability	80,384	110,665
Retained earnings	31,013,597	22,580,144
	67,759,499	57,900,346
Less 2,139,982 of common shares in treasury, at cost	(15,382,680)	(15,382,680)
Total stockholders’ equity	52,376,819	42,517,666
Total liabilities and stockholders’ equity	$92,031,431	$60,210,300

Selected Cash Flow Statement Items (unaudited):

	Twelve Months Ended December 31,
	2010	2009

Net earnings	$8,433,453	$2,070,518
Depreciation and amortization	1,490,246	1,752,550
Equity in (income) loss of joint venture	(581,495)	889,997
Net cash provided by operating activities	3,643,232	2,367,167
Capital expenditures	(6,811,667)	(907,659)
Proceeds from sales of investments in securities	—	10,025,000
Net cash (used in) provided by investing activities	(5,659,451)	9,378,295
Net increase (decrease) in cash & cash equivalents	(1,338,871)	12,164,041
Cash & cash equivalents at beginning of period	23,589,025	11,424,984
Cash & cash equivalents at end of period	$22,250,154	$23,589,025

CONTACT:

Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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